Exhibit 21

List of Subsidiaries

SUBSIDIARY OF REGISTRANT           STATE OF INCORPORATION        DOING BUSINESS AS
ZEVEX, Inc                         Delaware                      ZEVEX, Inc
JTech Medical Industries, Inc      Utah                          JTech Medical Industries, Inc
Abron Electronics, Inc             California                    Abron Electronics, Inc
